EXHIBIT 99.1

| PRESS RELEASE

UFP Industries Expands Pallet Manufacturing Network Through Acquisition

Grand Rapids, Mich. — UFP Industries (NASDAQ: UFPI) today announced the acquisition of the operating assets, including real estate, of Berry Pallets, Inc., a pallet manufacturer based in Waseca, Minnesota for approximately $20 million. The transaction expands UFP Packaging’s pallet manufacturing footprint and strengthens UFP Packaging's ability to serve customers across the upper Midwest.

Berry Pallets designs and manufactures new pallets from its facility in Waseca. The acquisition adds approximately $23 million in annual sales and brings 75 experienced employees into the UFP family, further deepening UFP Packaging’s geographic presence in a key region.

This acquisition strengthens a core business for UFP Industries and positions UFP Packaging for continued growth in the wood-based industrial packaging market. The transaction provides immediate capacity and long-term optionality to serve a growing customer base.

“This acquisition is fundamentally about strengthening our core business and adding capacity where we see long-term opportunity,” said Will Schwartz, CEO of UFP Industries. “Berry Pallets has built a well-run operation with a talented team, loyal customers and a track record of consistent performance. Bringing them into the PalletOne network expands our presence in the upper Midwest, enhances our ability to serve national customers across the region, and is consistent with our strategy of disciplined investment in businesses that align with our strengths.”

The Berry Pallets facility will be integrated into UFP Packaging’s existing pallet manufacturing network, creating opportunities to leverage UFP's operational scale, procurement advantages, and national customer relationships — while maintaining the local expertise and customer focus that has defined Berry Pallets' success.

"We’re excited to welcome the Berry Pallets team to our UFP family and build on their strengths and experience,” said Scott Worthington, President, UFP Packaging. “This represents a strong strategic fit for UFP Packaging and positions us well for continued success, greater services to our customers and future opportunities throughout the region.”

The acquisition underscores UFP Industries' continued focus on investing in core businesses, expanding manufacturing capacity to serve national customers, and strengthening the competitive position of its operating companies across packaging and industrial markets.

The transaction is expected to close on or around May 18, 2026.

Investor Relations Contact:

Stanley Elliott, Director of Investor Relations

Stanley.Elliott@ufpi.com

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